EXHIBIT 99.5

CRICKET COMMUNICATIONS, INC.

Offer to exchange its 9.375% Senior Notes due 2014,
which have been registered under the Securities Act of 1933, for any and all of its outstanding 9.375% Senior Notes due 2014

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON          , 2007, UNLESS EXTENDED.

, 2007

To Our Clients:

Enclosed for your consideration is a prospectus dated          , 2007 (the “prospectus”) and the accompanying letter of transmittal (which together constitute the “exchange offer”) relating to the offer by Cricket Communications, Inc. (“Cricket”) to exchange up to $750,000,000 aggregate principal amount of its new 9.375% Senior Notes due 2014, which have been registered under the Securities Act of 1933 (the “new notes”), for any and all of our outstanding 9.375% Senior Notes due 2014 (the “old notes”). As set forth in the prospectus, the terms of the new notes are identical in all material respects to the old notes, except that the new notes have been registered under the Securities Act of 1993 and therefore will not be subject to certain restrictions on their transfer and will not contain certain provisions providing for an increase in the interest rate thereon under the circumstances set forth in the registration rights agreement described in the prospectus. Old notes may be tendered in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

We are forwarding the enclosed material to you as the beneficial owner of old notes held by us for your account or benefit but not registered in your name. Only we may tender old notes in the exchange offer as the registered holder, if you so instruct us. Therefore, Cricket urges beneficial owners of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such holder promptly if they wish to exchange old notes in the exchange offer.

Accordingly, we request instructions as to whether you wish us to exchange any or all old notes held by us for your account or benefit pursuant to the terms and conditions set forth in the prospectus and the letter of transmittal. We urge you to read carefully the prospectus and the letter of transmittal before instructing us to exchange your old notes.

You should forward instructions to us as promptly as possible in order to permit us to exchange old notes on your behalf before the exchange offer expires at 5:00 p.m., New York City time, on          , 2007, unless extended. A tender of old notes may be withdrawn at any time prior to the expiration time, which is 5:00 p.m., New York City time, on          , 2007, or the latest time to which the exchange offer is extended.

We call your attention to the following:

1.	The exchange offer will expire at 5:00 p.m., New York City time, on , 2007, unless extended. Old notes may be withdrawn, subject to the procedures described in the prospectus, at any time prior to 5:00 p.m. New York City time, on the expiration date.

2.	The exchange offer is for the exchange of $2,000 principal amount of new notes (or integral multiples of $1,000 in excess thereof) for each $2,000 principal amount of old notes (or integral multiples of $1,000 in excess thereof). An aggregate principal amount of $750,000,000 of old notes was outstanding as of , 2007.

3.	The exchange offer is subject to certain conditions. See “The Exchange Offer — Conditions to the Exchange Offer” in the prospectus.

4.	Cricket has agreed to pay certain of the expenses of the exchange offer. It will pay any transfer taxes incident to the transfer of old notes from the tendering holder to Cricket, except as provided in the prospectus and the letter of transmittal. See “The Exchange Offer — Fees and Expenses” in the prospectus and instruction 8 of the letter of transmittal.

5.	Based on an interpretation of the Securities Act of 1933 by the staff of the Securities Exchange Commission, Cricket believes that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933 as long as:

a)	You are acquiring the new notes in the ordinary course of your business;

b)	You are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the new notes;

c)	You are not an “affiliate” of Cricket; and

d)	You are not a broker-dealer that acquired any of its old notes directly from us.

Cricket is not making the exchange offer to, nor will it accept tenders from or on behalf of, holders of old notes residing in any jurisdiction in which the making of the exchange offer or the acceptance of tenders would not be in compliance with the laws of such jurisdiction.

If you wish us to tender any or all of your old notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached instruction form entitled “Instruction to Registered Holders and DTC Participants From Beneficial Owner.” The accompanying letter of transmittal is furnished to you for informational purposes only and may NOT be used by you to exchange old notes held by us and registered in our name for your account or benefit.

* * * * *

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the material enclosed with and referred to in your letter relating to the exchange offer of Cricket.

This will instruct you to tender for exchange the aggregate principal amount of old notes indicated below (or, if no aggregate principal amount is indicated below, all old notes) held by you for the account or benefit of the undersigned, pursuant to the terms and conditions set forth in the prospectus and the letter of transmittal.

Aggregate principal amount of old notes to be tendered for exchange:*
$                  9.375% Senior Notes due 2014

*	I (we) understand that if I (we) sign this instruction form without indicating an aggregate principal amount of old notes in the space above, all old notes held by you for my (our) account will be tendered for exchange.

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